                            SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

--------------------------------------------------------------------------------

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
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    /X/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                                  DESIGNS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)




--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

                                     [LOGO]

                                          July 2, 1999

Dear Fellow Stockholder:

    On June 24, 1999, by letter to the Special Committee of the Board of Directors of Designs, Seymour Holtzman withdrew his proposal to explore an acquisition of Designs at a price of $3.65 per share in cash. We believe that letter, and a subsequent letter to the Special Committee dated June 30, 1999, grossly distort recent events. We are writing this letter to give the stockholders of Designs an accurate picture of what has transpired. The bottom line is that Mr. Holtzman either couldn't or wouldn't deliver on his proposal.

    DECISION BY DESIGNS TO MAXIMIZE SHAREHOLDER VALUE; SOLICITATION OF BIDS. In December 1998, the Board of Directors of Designs determined to maximize shareholder value in the short term through a sale of the company. At that time, the Board established a Special Committee consisting solely of independent outside Directors to direct the sale process. To assist in this process, Shields & Company, Inc. was engaged as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP was engaged as special legal counsel.

    In early 1999 the Special Committee, acting through Shields & Company, contacted 72 third parties which Shields & Company and the Special Committee believed might be interested in purchasing Designs. Of these 72 third parties, 17 expressed interest and thereafter received a detailed memorandum describing Designs and its business. Potential buyers who indicated that they wished to proceed further, including Mr. Holtzman, received additional financial information concerning Designs. In addition, Designs established a data room that was available to potential buyers, including Mr. Holtzman. A draft definitive acquisition agreement was distributed to interested parties on April 1st, who were requested to submit a mark-up of the agreement along with their bids on or before April 15th.

    MR. HOLTZMAN'S HIGHLY CONDITIONAL PROPOSAL. On April 28, 1999, Mr. Holtzman submitted a conditional proposal to "explore the purchase" of Designs for $3.65 per share. The proposal indicated that the purchase would be funded with approximately $20 million of equity and $40 million of debt. In his proposal letter, Mr. Holtzman indicated that he was "highly confident that the debt financing required for the transaction is available." Mr. Holtzman's proposal was subject to several conditions:

    (1) "completion of a satisfactory inventory appraisal";

    (2) "satisfactory resolution of the $5 million tax assessment by the Internal Revenue Service for the year ending 1992";

    (3) the prior written consent of Levi Strauss & Co. to the assignment, sublicense or transfer of Designs' rights and obligations under its Amended and Restated Trademark License Agreement with Levi Strauss & Co. to Jewelcor Management (Mr. Holtzman's company) or its affiliates;

    (4) obtaining debt and equity financing; and

    (5) an amendment to Designs' Shareholder Rights Agreement to provide that "it is not applicable to the proposed transaction."

    In its May 5(th) letter responding to Mr. Holtzman, the Special Committee advised Mr. Holtzman of its decision to pursue his proposal and its willingness to negotiate a definitive acquisition agreement, but indicated that the first three conditions to Mr. Holtzman's proposal described above should be resolved prior to entering into a definitive agreement. The Special Committee said that it had directed "management and its legal and financial advisors to cooperate with Jewelcor in satisfying these conditions expeditiously." The Special Committee also said it would recommend to the Designs Board of Directors that the Designs Shareholder Rights Agreement be amended so as to be inapplicable to the proposed transaction.

    In its response, the Special Committee urged Mr. Holtzman to submit a mark-up of the draft definitive agreement that had been previously sent to him. In addition, it stated that before entering into a definitive agreement with Mr. Holtzman, the Special Committee would need access to his proposed funding sources "to assess the viability of the proposed financing arrangement."

                MR. HOLTZMAN'S FAILURE TO SATISFY CONTINGENCIES

     1. MR. HOLTZMAN'S DUE DILIGENCE CONTINGENCY CONCERNING THE INVENTORY APPRAISAL AND TAX MATTERS. The Special Committee believes that all information requests of Mr. Holtzman and his representatives concerning these matters were complied with promptly and completely. In fact, the Special Committee requested in writing well over a month ago that Mr. Holtzman confirm that his due diligence contingency had been satisfied. However, MR. HOLTZMAN FAILED TO RESPOND TO THIS REQUEST.

     2. CONSENT FROM LEVI STRAUSS & CO. MR. HOLTZMAN FAILED TO OBTAIN THE REQUIRED CONSENT FROM LEVI STRAUSS & CO. under its license agreement with Designs. In fact, in the Committee's view, MR. HOLTZMAN DID NOT EVEN MAKE A GOOD FAITH ATTEMPT TO SEEK THE LEVI STRAUSS & CO. CONSENT. We understand that Levi Strauss & Co., in connection with its consideration whether or not to consent to the proposed change of ownership of Designs, had requested several weeks ago certain information from Mr. Holtzman, and MR. HOLTZMAN NEVER SUPPLIED LEVI STRAUSS & CO. WITH THE REQUESTED INFORMATION.

     3. FINANCING. Mr. Holtzman stated in his acquisition proposal that he was "highly confident" that debt financing for his proposal would be available. However, despite several requests, MR. HOLTZMAN PROVIDED NO EVIDENCE TO THE SPECIAL COMMITTEE THAT HE WAS CLOSE TO SECURING COMMITMENTS FOR SUCH FINANCING.

     4. THE ACQUISITION AGREEMENT. MR. HOLTZMAN NEVER RESPONDED TO THE SPECIAL COMMITTEE'S REQUEST, made on May 5(th) and repeated several times thereafter, that Mr. Holtzman provide comments on the draft acquisition agreement that the Special Committee had delivered to Mr. Holtzman on April 1st.

    MR. HOLTZMAN'S DISTORTIONS. In what we believe is an obvious attempt to distract attention from the fact that he was unable to satisfy major contingencies to his proposal, Mr. Holtzman has alleged that the Special Committee was not committed to the sale of Designs and was impeding the due diligence process. We believe these allegations are absolutely and unequivocally false.

    Before responding point-by-point to Mr. Holtzman's allegations, and in order to appreciate the insignificance of Mr. Holtzman's assertions, it is important to understand the truly voluminous amount of information that was made available to him by Designs. We have attached as Annex A a list of the information that was made available to Mr. Holtzman both to assist him in the bidding process and to help him finalize his bid. The facts speak for themselves. For Mr. Holtzman to assert that the Special Committee was not committed to the sale of Designs or that Designs impeded his due diligence is, to borrow Mr. Holtzman's words, outrageous and ludicrous. He does indeed protest too much.

    The specific assertions made by Mr. Holtzman concerning access to information are red herrings-- either the requested information was made available to Mr. Holtzman or the subject matter of the information request was patently immaterial.

    TRUST AGREEMENT REGARDING EMPLOYEE BENEFITS. All material facts concerning the trust agreement were fully disclosed by Designs in a public filing with the Securities and Exchange Commission. Moreover, and as Mr. Holtzman should know, this type of trust arrangement does not confer any economic benefit on employees; it only protects pre-existing benefits. Finally, and as Mr. Holtzman should know, the cost of setting up the trust arrangement (including the net funding cost) is not material; in fact, the all-in after-tax cost over the life of the arrangement (6 months) is approximately $40,000. Mr. Holtzman's characterization of this expense as "substantial" is simply false.

    ENGAGEMENT LETTER OF SHIELDS & CO. Mr. Holtzman's analyst was specifically advised by Shields & Company of the precise amount of Shields' financial advisory fee ($1,006,268) in the event a transaction were consummated with Mr. Holtzman at $3.65 per share. Mr. Holtzman's suggestion that he was deprived of this information is absolutely false.

    ACCESS TO COOPERS & LYBRAND. Mr. Holtzman's portrayal of Designs as uncooperative because arrangements were not made for Mr. Holtzman to speak with Coopers & Lybrand (Designs' former accounting firm) about the $5 million IRS assessment is, in our view, a gross distortion of the facts. The facts of the matter are that Mr. Holtzman's representatives requested to speak with EITHER Arthur Andersen & Co. (Designs' current accounting firm) or Coopers & Lybrand for the express purpose of obtaining an independent third party view with respect to the IRS assessment. Designs arranged for Arthur Andersen to be available to meet with Mr. Holtzman's representatives in response to that request, and Mr. Holtzman's representatives did in fact speak with Arthur Andersen concerning the assessment.

    Mr. Holtzman's portrayal of Designs as uncooperative by suggesting that Designs delayed the delivery of information to Mr. Holtzman concerning the IRS assessment is also, we believe, a gross distortion of the facts. The fact of the matter is that Mr. Holtzman was told he would receive this information after submitting an acquisition proposal to Designs. (It was, and continues to be, the view of the Special Committee that certain highly confidential business information concerning Designs should be made available to a potential purchaser only after such a potential purchaser manifests its seriousness through the submission of an actual acquisition proposal.) Indeed, the requested information concerning the assessment which was alluded to in Mr. Holtzman's June 30 letter was sent to Mr. Holtzman by Federal Express within 48 hours after the Special Committee responded favorably to Mr. Holtzman's proposal on May 5th.

    ACCESS TO ACCOUNTANT'S WORK PAPERS. Mr. Holtzman's assertion that Designs failed to provide permission for Mr. Holtzman's representatives to review the work papers of Arthur Andersen is also, we believe, absolutely false. Consistent with the condition in Mr. Holtzman's acquisition proposal concerning the IRS assessment, Mr. Holtzman's representative requested access only to work papers relating to TAX MATTERS. In accordance with normal and customary accounting industry practice, Arthur Andersen requested that Mr. Holtzman execute a release letter relating to his use of the information contained in the TAX work papers.

    After the release letter was negotiated and executed by Arthur Andersen and Mr. Holtzman, and shortly before the scheduled date for Mr. Holtzman's representatives to review the tax work papers, a representative of Mr. Holtzman's requested access to all of Arthur Andersen's work papers. Not surprisingly, since the release letter related only to the tax work papers, Arthur Andersen rejected that request. However, there was never a rejection in principle by Arthur Andersen or Designs of Mr. Holtzman's request to review all of the accounting work papers. Following the review of the tax work papers, Mr. Holtzman never pursued the issue of receiving all of the other work papers. Had he done so, Designs would have had no objection, although Arthur Andersen would request that Mr. Holtzman execute a release letter relating to such work papers.

    ACCESS TO OTHER SHAREHOLDERS. Mr. Holtzman had requested that Designs amend its Shareholder Rights Plan to permit Mr. Holtzman to approach large shareholders of Designs, presumably to ascertain their interest in participating in funding part of the equity portion of Mr. Holtzman's proposal. The Special Committee determined that, until Mr. Holtzman provided evidence of progress being made toward addressing the various contingencies to his proposal (particularly the Levi Strauss & Co. consent), it would not be in the interests of Designs stockholders for Mr. Holtzman to enlarge his group. However, the Board of Directors, at the recommendation of the Special Committee, did amend the Designs Shareholder Rights Plan to allow Mr. Holtzman to act in concert with Stanley I. Berger to seek the consent of Levi Strauss & Co. Not surprisingly, Mr. Holtzman is using the rejection of his broad request as one of his excuses for not proceeding with his proposal. As described below, the Special Committee is prepared to accede to this request in order to eliminate any possible excuse Mr. Holtzman believes he has for not proceeding with his proposal.

    NO MORE EXCUSES FOR MR. HOLTZMAN

    The Special Committee will recommend to Designs Board of Directors next week that its Rights Plan be amended to permit Mr. Holtzman to speak with the five largest shareholders of Designs for the purpose of ascertaining their interest in participating with Mr. Holtzman in the acquisition of Designs. The Special Committee will recommend that the amendment become effective upon Mr. Holtzman's satisfaction of the following three conditions: (1) that he formally request the consent of Levi Strauss & Co. for his proposed acquisition of control of Designs and provide Levi Strauss & Co. with all the information that Levi Strauss & Co. requested (and Designs shall have been advised by Levi Strauss & Co. that there has been substantial compliance by Mr. Holtzman with Levi Strauss & Co.'s information request); (2) that he set forth in writing any material information concerning Designs that he believes he has not already received (the Special Committee will ensure that any reasonable request is complied with promptly); and (3) that he provide a mark-up of the draft acquisition agreement, which the Special Committee has been requesting since April.

    If within a reasonable period of time Mr. Holtzman can obtain the consent of Levi Strauss & Co. and firm up his financing, the Special Committee will recommend to the Board of Directors that Designs enter into a definitive acquisition agreement with Mr. Holtzman at $3.65 per share in cash. If Mr. Holtzman cannot perform, then he should say so. At that point he should cease serving as a distraction to management, which must focus its attention on running the business for the benefit of the shareholders.

    In addition, the Special Committee has determined to recommend to the Designs Board of Directors that the Designs Shareholder Rights Plan be amended to exempt from the Shareholder Rights Plan any acquisition of common stock of Designs made during the next four months pursuant to an all-cash tender offer for any and all outstanding shares at a price of not less than $3.65 per share where the purchaser has committed to effect a second-step merger in which all shares not purchased in the tender offer are exchanged for the same per share cash consideration paid in the tender offer.

                    *                   *                   *

    Designs has refrained from calling an Annual Meeting of Stockholders because the Special Committee believed that Designs and Mr. Holtzman would have entered into a definitive acquisition agreement by this time. However, in light of the fact that Mr. Holtzman has withdrawn his proposal, the Board of Directors will be meeting shortly to set a date for the Annual Meeting.

    We will keep you apprised of significant developments.

                                          Very truly yours,

                                          The Special Committee of the
                                          Board of Directors of Designs, Inc.

                                          /s/ James G. Groninger

                                          James G. Groninger

                                                                         Annex A

      MATERIALS SENT OR MADE AVAILABLE TO JEWELCOR (SEYMOUR HOLTZMAN) AND
                                REPRESENTATIVES

MATERIALS IN DESIGNS DATA ROOM

REAL ESTATE INFORMATION

    - Real estate leases between landlords and the Company, and certain other related documentation, for (a) each of the original 59
      Levi's-Registered Trademark- Outlet by Designs stores; (b) each of the 36 Dockers-Registered Trademark- Outlet and Levi's-Registered Trademark-Outlet stores transferred to the Company in fiscal 1998 from Levi's Only Stores, Inc. and The Designs/OLS Partnership; (c) each of the 18 BTC-TM-stores, Designs stores, Buffalo Jeans Factory Stores and Boston Traders-Registered Trademark- Outlet stores; (d) a warehouse facility in Orlando, Florida; and (e) the Company's executive offices in Needham, Massachusetts.

    - Store address list and store number designations.

    - Copy of the real estate subleases between the Company and certain subtenants occupying space in the Company's executive offices in Needham, Massachusetts.

    - Binder of lease deadlines and kickout explanations last updated February 1, 1999.

    - Binder of lease data sheets.

FINANCIAL INFORMATION

    - Audited Financial Statements for the three fiscal years ended January 31, 1998.

    - Profit and loss statements for each individual store for the 11 month period from February 1998 through December 1998.

    - Fixed asset subledger for Company as of January 30, 1999.

    - Summary inventory retail stock ledger as of January 30, 1999 and store by store inventory stock ledger as of January 30, 1999.

    - Aged inventory report.

    - Accounts payable master vendor list.

SEC FILINGS

    - Documents related to the Company filed with the Securities and Exchange Commission during fiscal year 1998, fiscal year 1997 and fiscal year 1996.

    - Certain documents filed as exhibits to the Company's filings with the Securities and Exchange Commission.

TRADEMARK INFORMATION

    - List of registered trademarks owned by the Company as of February 1, 1999.

    - List of pending trademark applications filed by the Company as of February 1, 1999.

    - List of published trademark applications published as of February 1, 1999.

HUMAN RESOURCES INFORMATION

    - Company Organizational Chart.

    - Schedule of Average Pay by Position.

    - Designs, Inc. Highlights of Benefits.

    - Life Insurance Policy.

    - Short-Term Disability Policy.

    - Long-Term Disability Policy.

    - Blue Cross Account Agreements.

    - 401(k) Plan E Adoption Agreement.

    - 1999 Open Enrollment Materials.

    - Master Health Plus Summary Plan Description.

    - Blue Care Elect Preferred Summary Plan Description.

    - Canada Life Insurance Summary Plan Description.

    - Short-Term Disability Summary Plan Description.

    - Long-Term Disability Summary Plan Description.

    - 401(k) Saving Plan Summary Plan Description.

INSURANCE INFORMATION

    - Schedule of Insurance relating to workers compensation, property, general liability, automobile, umbrella excess and crime coverages.

AUTOMOBILE, COMMUNICATION AND DELIVERY SERVICES
AND CERTAIN EQUIPMENT LEASES

    - Copies of certain automobile leases.

    - AMI Schedule A lease.

    - Merchants Schedule A lease.

    - Pierce Leahy Storage Services Agreement (related to documents and electronic media).

    - FedEx Rate Guide.

    - RPS Service Agreement.

    - Friden Neopost Agreement.

    - CTC Communication Agreement.

    - Filterfresh Installation order.

    - Savin Color Copier Agreement.

CONTRACT INFORMATION

    - Contract docket.

TRAINING PROGRAMS

    - Audio, visual and written information related to the Company's training programs.

STORE MAINTENANCE INFORMATION

    - Copies of agreements with providers of HVAC, cleaning and other maintenance services at the Company's stores.

CHARTER, BY-LAWS AND CERTAIN SIGNIFICANT AGREEMENTS TO WHICH THE COMPANY IS A
  PARTY

    - Certificate of Restated Certificate of Incorporation of the Company dated April 16, 1987, and all amendments thereto.

    - Conformed By-Laws of the Company last revised on December 11, 1995.

    - Conformed By-Laws of the Company prior to December 11, 1995.

    - Employment Agreements, each dated October 16, 1995, between the Company and each of Joel H. Reichman and Scott N. Semel, and Employment Agreement dated May 9, 1997, between the Company and Carolyn R. Faulkner.

    - Amended and Restated Trademark License Agreement dated as of October 31, 1998, between the Company and Levi Strauss & Co.

    - Shareholder Rights Agreement dated as of May 1, 1995, between the Company and its Transfer Agent.

    - First Amendment to Shareholder Rights Agreement dated as of October 6, 1997, to the Shareholder Rights Agreement dated as of May 1, 1995, between the Company and its Transfer Agent.

    - Two volume set of binders containing documents related to the Company's purchase of 25 outlet stores from Levi's Only Stores, Inc. on September 30, 1998.

DOCUMENTS PROVIDED/INTERACTION WITH JEWELCOR

3/3/99--VIA EMAIL

    - Detailed Store and Lease Information for the Past Three Years (Includes store #, location, sq. footage, sales, and sales per sq. foot).

    - Breakout by Account for all General & Administrative Expenses for Three Years.

    - Shrink Information by Store for Three Years.

3/3/99

    - Selected Historical Financial Schedules by Store (hard copies of schedules sent via email) plus P&L by store for FY 1996, 1997, 1998.

    - Fiscal 1999 Budget Information.

    - Detail Non-store Overhead by Cost Center.

    - Inventory Aging.

    - Historical Debt Covenant Compliance by Quarter.

    - Key Information Systems.

    - Employment Agreements.

    - November 1998 Board Package.

    - Latest Operational Package.

3/4/99

    - Restructuring Reserve Analysis.

    - Credit Borrowings by Month.

    - Inventory Receipt to Sales Trend Analysis.

    - Selected Tax Data.

3/12/99--VIA FAX TO JEFF UNGER

    - Fixed Asset Summary Schedule by Store; by Classification.

    - Corporate Headcount Schedule by Department.

    - Corporate Organizational Chart w/ Department Numbers and Payroll Costs.

    - Selected Store Employee Turnover Reports.

    - Warehouse Costs for FY 1998.

    - Average Pay by Position.

    - Monthly Accounts Payable Balancing as of 1/99.

3/15/99

    - A/P Schedule as of 1/12/99.

    - Fixed Asset Summary by Store.

    - Corporate Organizational Chart w/ Department Store Numbers and Payroll Costs.

    - Corporate Headcount Schedule by Department.

    - Selected Store Employee Turnover Reports.

    - Store Headcount by Position.

    - Average Pay by Position.

    - Highlight of Employee Benefits.

    - 66 B Street Lease.

    - Orlando, Florida Commercial Lease.

    - Sublease with ZD Comdex & Forums, Inc.

    - Sublease with Atreve Software, Inc.

    - P&L by Store 2/98-1/99.

    - Lease Data Sheets by Store.

    - Explanation of Lease Options & Kick Outs.

    - Kick Out Schedule by Store.

    - Kick Out Schedule by Deadline Date.

    - Schedule of Store Contracts.

    - Contract Docket.

    - Warehouse cost for FY 1998.

3/18/99--VIA FAX

    - Other Stores Closure Schedule.

    - Memo Regarding Historical Store Closing Policies.

    - Monthly Historical Sales Seasonality Data Analysis.

    - Employee Severance and Stay Bonus Schedule.

    - Sample Retention/Stay Bonus Agreement.

3/26/99--VIA FAX   REFAXED ON 3/31/99

    - Detail on Professional Services Expense Line item.

    - Automobile lease schedule.

    - Regional Manager by Store List.

    - 1/30/99 Balance Sheet.

    - Corporate Expense Policy.

3/31/99

    - 1/30/99 Audited Financial Statements.

    - Trade Payable Schedule.

    - 401(k) Plan.

    - Fiscal Year 1995 and 1996 Annual Reports.

    - Selected Store Leases.

4/5/99--VIA FAX

    - Sample Retention/Stay Bonus Agreement.

4/8/99

    - Schedule of Fixed Assets as of 1/31/99.

    - Explanation of Certain Balance Sheet Items.

    - Liberty Mutual Fire Insurance Policy.

    - 1999 Incentive Plan.

4/9/99--VIA FEDEX AND FAX

    - February Supplemental Information.

4/14/99--VIA FAX

    - Detail From Fixed Asset Subledger on Motor Vehicles.

    - Consolidated Balance Sheet as of February 27, 1999.

    - Restructuring Reserve Rollforward Schedule.

    - Contribution to Profit Schedule for BTC Stores and Buffalo Jean Factory Outlet Stores.

4/15/99--VIA FAX

    - Information on Legal Proceedings and Debt Obligations from 1997 Annual Report.

    - Schedule of Sales for the 25 Acquired Stores.

    - Trademark License Agreement Between Levi Strauss & Co., and Designs, Inc.

    - Substantially all of Designs' minute books to Mr. Holtzman's financial analyst.

    - Gave tour of Designs' facility to Mr. Holtzman's financial analyst.

4/16/99

    - Review of Designs' MIS systems by Mr. Holtzman's representative.

5/6/99--VIA FAX

    - Store names, designations, and former designation.

    - Store addresses.

    - Levi's and Dockers Outlet by Designs Stores Selected Financial
      Information.

    - Levi's and Dockers Outlet by Designs Stores Selected Lease Information.

    - Other Stores ~ Selected Financial Information.

5/6/99--VIA FEDEX

    - Requested IRS tax information.

5/7/99--VIA FEDEX

    - Requested IRS tax information.

5/10/99--VIA FAX

    - New store status.

    - North Conway outlet store status.

    - Store closings update.

    - Fiscal 1999 budget update.

    - Request for information for the inventory appraisal (sent by Designs).

5/12/99--VIA FEDEX

    - Detailed appraisal information requested by Universal Capital, Mr. Holtzman's appraiser.

5/13/99--VIA FAX

    - Schedule of store classifications--Super vs. Seasonal vs. Local Stores.

    - Information on District Managers, Under-performing stores, Over-performing stores, Gordon Brothers BTO, and Store Closing reserves, and the Bank Revolver balance.

    - Year-to-date Results.

5/19/99--VIA FAX

    - Information regarding executive retention agreements and trust agreement.

    - Information regarding the Sears private letter ruling.

5/21/99 -VIA FEDEX

    - BankBoston Agreement.

    - 1(st) Amendment to BankBoston Agreement.

    - 2(nd) Amendment to BankBoston Agreement.

6/7/99

    - Arthur Andersen work papers related to IRS audit.

6/9/99--VIA FAX

    - Schedule of weekly status summary by store.

6/16/99--VIA FAX

    - Schedule of Sales Comparison by Store.

    Designs, Inc. ("Designs" or the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies (the "Solicitation") in the event that Seymour H. Holtzman and/or certain companies controlled by him solicit proxies in connection with the election of Directors at the 1999 Annual Meeting of Stockholders of Designs. The participants may include the following directors of Designs: Stanley I. Berger, Joel H. Reichman, James G. Groninger, Bernard M. Manuel, Melvin I. Shapiro and Peter L. Thigpen; the following executive officers of Designs: Joel H. Reichman, the Company's President and Chief Executive Officer, Scott N. Semel, the Company's Executive Vice President, General Counsel and Secretary and Carolyn R. Faulkner, the Company's Vice President, Chief Financial Officer and Treasurer; and the following officer of Designs: Anthony E. Hubbard, the Company's Vice President and Deputy General Counsel (collectively, the "Designs Participants"). As of the date of this communication, Stanley I. Berger, Joel H. Reichman, Scott N. Semel, Carolyn R. Faulkner, James G. Groninger, Melvin I. Shapiro, Bernard M. Manuel, Peter L. Thigpen and Anthony E. Hubbard beneficially owned 1,204,394, 416,455, 310,537, 68,000, 79,765, 64,144, 88,842, 58,465, and 12,000 shares of Designs common stock, respectively (including shares subject to stock options exercisable within 60 days).

    Designs has retained Shields & Company, Inc. (the "Financial Advisor") to act as its financial advisor in connection with the Solicitation for which it may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Designs has agreed to indemnify the Financial Advisor and certain persons related to it against certain liabilities arising out of their engagement. The Financial Advisor is an investment banking and advisory firm that provides a range of financial services for institutional and individual clients. The Financial Advisor does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the Solicitation or that Schedule 14A requires the disclosure of certain information concerning the Financial Advisor. In connection with the Financial Advisor's role as financial advisor to Designs, the Financial Advisor and the following investment banking employees of the Financial Advisor may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Designs: Thomas J. Shields and Jeffrey C. Bloomberg. None of the Financial Advisor, Thomas J. Shields or Jeffrey C. Bloomberg beneficially own any of Designs' outstanding equity securities.